Exhibit 77 C for 5/31/2007 N-SAR:  Submission of Matters to a
Vote of Shareholders

Macquarie/First Trust Global Infrastructure/Utilities Dividend &
Income Fund

The Joint Annual Meeting of Shareholders of the Common Shares of Macquarie/First Trust Global Infrastructure/Utilities Dividend & Income Fund, Energy Income and Growth Fund, First Trust/Fiduciary Asset Management Covered Call Fund, First Trust/Aberdeen Global Opportunity Income Fund, First Trust/FIDAC Mortgage Income Fund, First Trust Strategic High Income Fund, First Trust Strategic High Income Fund II, First Trust Tax-Advantaged Preferred Income Fund and First Trust/Aberdeen Emerging Opportunity Fund was held on April 16, 2007. At the Annual Meeting, Trustee Keith was elected for a one-year term; Trustees Erickson and Kadlec were elected for two-year terms; and Trustees Bowen and Nielson were elected for three-year terms. The number of votes cast in favor of James A. Bowen was 6,225,052, the number of votes withheld was 46,270 and the number of abstentions was 2,708,914. The number of votes cast in favor of Niel B. Nielson was 6,217,170, the number of votes withheld was 54,152 and the number of abstentions was 2,708,914. The number of votes cast in favor of Richard E. Erickson was 6,219,657, the number of votes withheld was 51,665 and the number of abstentions was 2,708,914. The number of votes cast in favor of Thomas R. Kadlec was 6,220,130, the number of votes withheld was 51,192 and the number of abstentions was 2,708,914. The number of votes cast in favor of Robert F. Keith was 2,865,534, the number of votes withheld was 198,826 and the number of abstentions was 2,708,914.